Exhibit 99.3

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Financial Officer

(212) 594-2700

or

Heidi Gillette

Investor Relations

(212) 216-1601

SL GREEN REALTY CORP. ANNOUNCES A 12.5% INCREASE IN ITS COMMON STOCK DIVIDEND, ITS 9TH CONSECUTIVE ANNUAL DIVIDEND INCREASE

New York, NY — November 28, 2007 - SL Green Realty Corp. (NYSE: SLG) today reported that its Board of Directors has declared a dividend of $0.7875 per common share for the quarter ending December 31, 2007, an increase of $0.0875 or 12.5% per common share. The dividend is payable January 15, 2008 to shareholders of record at the close of business on December 31, 2007.

The Board of Directors also declared dividends on the Company’s Series C and D Preferred Stock for the period October 15, 2007 through and including January 14, 2008, of $0.4766 and $0.4922 per share, respectively.  Dividends are payable January 15, 2008 to shareholders of record at the close of business on December 31, 2007.  Distributions reflect the regular quarterly dividends, which are the equivalent of an annualized distribution of $1.9064 and $1.9688, respectively.

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Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche.  As of September 30, 2007, the Company owned 31 New York City office properties totaling approximately 22,353,200 square feet, making it New York’s largest office landlord. In addition, SL Green holds investment interests, among other things, in retail properties (10) encompassing approximately 393,789 square feet, development property (one) encompassing approximately 85,000 square feet and land interests (two), along with ownership of 36 suburban assets totaling 7,867,500 square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, reduced demand for office space, unanticipated increases in financing and other costs, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, environmental, regulatory and/or safety requirements, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.